Exhibit 99.2

Jacobs Trading LLC’s

Salvage Business

Financial Statements (Unaudited)

June 30, 2011 and 2010

Jacobs Trading LLC’s Salvage Business

Index

June 30, 2011 and 2010

Page(s)

Unaudited Financial Statements

Balance Sheets, at June 30, 2011 and December 31, 2010 (Unaudited)	1

Statements of Operations, for the three and six-month periods ended June 30, 2011 and 2010 (Unaudited)	2

Statement of Business Unit Equity, for the six-month period ended June 30, 2011 (Unaudited)	3

Statements of Cash Flows, for the six-month periods ended June 30, 2011 and 2010 (Unaudited)	4

Notes to Financial Statements (Unaudited)	5–8

Jacobs Trading LLC’s Salvage Business

Balance Sheets (Unaudited)

June 30, 2011 and December 31, 2010

	June 30,	December 31,
	2011	2010

Assets
Current assets
Cash and cash equivalents	$543,198	$859,256
Accounts receivable, net	4,461,157	3,164,160
Inventories	8,524,824	7,739,587
Prepaid expenses and other assets	360,704	229,339
Total current assets	13,889,883	11,992,342
Property and equipment, net	995,019	1,030,840
Total assets	$14,884,902	$13,023,182
Liabilities
Current liabilities
Line of credit	$—	$7,100,000
Accounts payable	3,456,069	1,583,460
Accrued liabilities	2,698,445	2,733,665
Total current liabilities	6,154,514	11,417,125
Commitments and contingencies
Business Unit Equity	8,730,388	1,606,057
Total liabilities and business unit equity	$14,884,902	$13,023,182

The accompanying notes are an integral part of these financial statements.

Jacobs Trading LLC’s Salvage Business

Statements of Operations (Unaudited)

Three and Six-Month Periods Ended June 30, 2011 and 2010

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$18,990,127	$16,267,958	$39,588,542	$31,665,593
Cost of goods sold	12,554,765	9,815,086	25,534,305	18,245,832
Gross margin	6,435,362	6,452,872	14,054,237	13,419,761
Operating expenses
Technology and operations	793,179	718,431	1,518,825	1,478,595
Sales and marketing	362,889	315,465	758,861	631,602
General and administrative	1,237,809	2,182,776	2,236,231	3,132,465
Depreciation and amortization	58,443	52,088	118,719	103,128
Total operating expenses	2,452,320	3,268,760	4,632,636	5,345,790
Operating income	3,983,042	3,184,112	9,421,601	8,073,971
Interest expense	(69,585)	(6,714)	(176,811)	(13,029)
Net income	$3,913,457	$3,177,398	$9,244,790	$8,060,942

The accompanying notes are an integral part of these financial statements.

Jacobs Trading LLC’s Salvage Business

Statement of Business Unit Equity (Unaudited)

Six-Month Period Ended June 30, 2011

Total
Business Unit
Equity

Balance at December 31, 2010	$1,606,057
Net income	9,244,790
Equity-based compensation expense	115,000
Distributions to members of Jacobs Trading LLC	(4,971,230)
Net transfers from Jacobs Trading LLC	2,735,771
Balance at June 30, 2011	$8,730,388

The accompanying notes are an integral part of these financial statements.

Jacobs Trading LLC’s Salvage Business

Statements of Cash Flows (Unaudited)

Six-Month Periods Ended June 30, 2011 and 2010

	Six Months Ended June 30,
	2011	2010

Cash flows from operating activities
Net income	$9,244,790	$8,060,942
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	151,801	136,671
Noncash equity-based compensation expense	115,000	1,308,000
Changes in operating assets and liabilities
Accounts receivable	(1,296,997)	(1,216,917)
Inventories	(785,237)	(1,312,522)
Prepaid expenses and other assets	(131,365)	113,441
Accounts payable	1,872,609	423,223
Accrued liabilities	(35,220)	(851,028)
Net cash provided by operating activities	9,135,381	6,661,810
Cash flows from investing activities
Purchase of property and equipment	(115,980)	(24,039)
Net cash used in investing activities	(115,980)	(24,039)
Cash flows from financing activities
Distributions to members of Jacobs Trading LLC	(4,971,230)	(4,227,779)
Net transfers from (to) Jacobs Trading LLC	2,735,771	(1,665,169)
Payments on line of credit	(23,550,000)	(10,265,556)
Borrowings on line of credit	16,450,000	6,500,000
Retirement of member interest	—	(1,600,000)
Net cash used in financing activities	(9,335,459)	(11,258,504)
Decrease in cash and cash equivalents	(316,058)	(4,620,733)
Cash and cash equivalents
Beginning of year	859,256	5,088,556
End of year	$543,198	$467,823
Supplemental information
Cash paid for interest	$182,809	$26,571

The accompanying notes are an integral part of these financial statements.

Jacobs Trading LLC’s Salvage Business

Notes to Financial Statements

Six-Month Periods Ended June 30, 2011 and 2010

1.                            Organization and Basis of Presentation

Jacobs Trading LLC (“Jacobs”) is a limited liability company with headquarters in Hopkins, Minnesota.  On September 1, 2011, Jacobs Trading LLC entered into an agreement to sell its Salvage Business (the “Company”).  The Company provides a single-source solution to retail, mail order and manufacturing entities with problem inventories resulting from closeouts, excess merchandise and customer returns.  The Company sells to wholesalers, outlet stores and secondary retail stores located primarily in North America and sells directly to customers over the Internet.  The Company also operates value-added processing centers in Appleton, Minnesota; Taft, Oklahoma; Las Vegas, Nevada; Sneads, Florida; Mexia, Texas; Marlin, Texas; East Flat Rock, North Carolina; Olean, New York; and Salamanca, New York.  The processing facilities are used to inspect, sort, deface and repackage goods for sale.

These financial statements reflect the historical financial position, results of operations and cash flow of the Salvage Business to be transferred by Jacobs as if the carve out had occurred prior to the periods presented.  Prior to the separation, Jacobs has not accounted for the Company as, and Company was not operated as, a stand-alone company for the periods presented.  The Company’s historical financial statements have been carved out from Jacobs’ financial statements and reflect assumptions and allocations made by Jacobs.  The financial statements do not fully reflect what the Company’s financial position, results of operations and cash flows would have been had the Company been a stand-alone company during the periods presented.  As a result, historical financial information is not necessarily indicative of what results of operations, financial position and cash flow will be in the future.

Unaudited Interim Financial Information

The accompanying unaudited condensed financial statements have been prepared by the Company.  Certain information and accounting policies and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted.  In the opinion of management, all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair presentation have been included.  The information disclosed in the notes to the financial statements for these periods is unaudited.  Operating results for the three and six-months ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011 or any future period.  These interim financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2010.  The year-end condensed balance sheet data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America.

2.                            Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Subsequent Events

The Company evaluated events occurring between the end of the most recent fiscal year and September 23, 2011, the date the financial statements were available to be issued.

Jacobs Trading LLC’s Salvage Business

Notes to Financial Statements

Six-Month Periods Ended June 30, 2011 and 2010

3.                            Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchases, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation.  For the Company, this ASU was effective for the first quarter of 2010, except for the requirement to provide level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011.  Since this standard impacts disclosure requirements only, its adoption did not have a material impact on the Company’s results of operations or financial condition.

4.                            Selected Financial Statement Information

Accounts Receivable, Net

	June 30,	December 31,
	2011	2010

Accounts receivable	$4,651,465	$3,354,469
Less: Allowance for doubtful accounts	(190,308)	(190,309)
	$4,461,157	$3,164,160

Inventories

	June 30,	December 31,
	2011	2010

Inventory	$8,798,618	$8,102,524
Less: Valuation reserves	(273,794)	(362,937)
	$8,524,824	$7,739,587

Property and Equipment, Net

	Useful Life	June 30,	December 31,
	(Years)	2011	2010

Leasehold improvements	Lessor of 7 or lease term	$808,756	$800,217
Furniture and fixtures	7	793,947	631,552
Office equipment	3-7	310,783	347,724
Construction in process		60,579	115,338
		1,974,065	1,894,831
Less: Accumulated depreciation and amortization		(979,046)	(863,991)
Property and equipment, net		$995,019	$1,030,840

Jacobs Trading LLC’s Salvage Business

Notes to Financial Statements

Six-Month Periods Ended June 30, 2011 and 2010

Accrued Liabilities

	June 30,	December 31,
	2011	2010

Payroll and incentive-related	$765,421	$1,079,425
Management fees	16,200	121,998
Freight	428,000	316,582
In-transit inventory	561,864	694,255
Other	926,960	521,405
	$2,698,445	$2,733,665

5.                            Line of credit

Jacobs has a Line of Credit Agreement (“Credit Agreement”) that provides for a revolving line of credit of up to $20,000,000, which expires on September 30, 2011.  The Company periodically utilizes the line of credit for certain cash flow needs.  The line of credit bears interest at a rate equal to 5.00% over the 30-day LIBOR rate.  Jacobs had outstanding borrowings under this facility of $7,100,000 at December 31, 2010.  There were no outstanding borrowings at June 30, 2011.  Included within the line of credit is a commitment to provide a $6,000,000 letter of credit to support a related party.

Under the credit agreement, Jacobs is required to meet certain financial covenants including a minimum level of net worth; minimum cash flow leverage ratio; and a limit on investment in a consolidated subsidiary.  Jacobs was in compliance with covenants for all periods presented.  The agreement includes subjective acceleration clauses which permit the financial institution to accelerate the due date under certain circumstances, including, but not limited to, material adverse effects on the Jacobs’ financial status or otherwise.

6.                            Related Party Transactions

Management and Other Fees Paid to Related Parties

Pursuant to a Management Services Agreement, the Company paid Jacobs Management Corporation (“JMC”), an entity affiliated with the Company through common ownership, fees of $300,000 and $600,000 for the three and six-month periods ended June 30, 2011, respectively, and fees of $269,500 and $539,000 for the three and six-month periods ended June 30, 2010, respectively.  All expenses recognized for JMC are general and administrative expenses on the accompanying statements of operations.

7.                            Commitments and Contingencies

Operating Leases

The Company leases property under operating leases with expiration dates through 2014.  Rental expense under these leases was $442,977 and $426,177 for the six-month periods ended June 30, 2011 and 2010, respectively.

Jacobs Trading LLC’s Salvage Business

Notes to Financial Statements

Six-Month Periods Ended June 30, 2011 and 2010

The following is a schedule of future minimum lease payments required under all noncancelable operating leases at June 30, 2011:

2011	$323,504
2012	647,008
2013	647,008
2014	215,369
$1,832,889

Purchase Contract with a Significant Vendor

The Company has an agreement with a third party supplier to purchase customer-returned merchandise, damaged merchandise and certain specified excess merchandise at stated prices.  The agreement is subject to annual renewal by both parties.  Purchases from this supplier aggregated approximately $19,748,000 and $13,941,000 for the six-month periods ended June 30, 2011 and 2010, respectively.  The Company’s accounts payable balance with this vendor was $1,363,554 and $495,699 at June 30, 2011 and December 31, 2010, respectively.

Legal

The Company is a defendant in legal proceedings arising in the ordinary course of business.  Although the outcome of these matters cannot be determined, in the opinion of management and outside counsel, disposition of these proceedings will not have a material effect on the Company’s financial position, results of operations or cash flows.